                                                                 Exhibit (a)(1)

                          Offer to Purchase for Cash
                           All Outstanding Shares of
                                 Common Stock
                                      and
                  Series A Convertible Voting Preferred Stock
                                      of
                         Kysor Industrial Corporation
                                      at
                             $43.00 Net Per Share
                                      by
                             K Acquisition Corp.,
                    an indirect wholly owned subsidiary of
                           Scotsman Industries, Inc.
                                ---------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, MARCH 7, 1997, UNLESS THE OFFER IS EXTENDED.
                                ---------------
THIS OFFER  (THE "OFFER") IS BEING  MADE IN CONNECTION WITH  THE AGREEMENT AND
 PLAN OF MERGER, DATED AS OF FEBRUARY 2, 1997 (THE "MERGER AGREEMENT"),  AMONG
 SCOTSMAN  INDUSTRIES,  INC.,  K   ACQUISITION  CORP.  AND  KYSOR  INDUSTRIAL
  CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE
   TRANSACTIONS CONTEMPLATED THEREBY, HAS DETERMINED THAT THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED BY THE
    MERGER AGREEMENT ARE ADVISABLE AND THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S
     SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES (AS DEFINED HEREIN) ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE
      OFFER.
                                ---------------
  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, $1.00 PAR VALUE, OF THE COMPANY, INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS (COLLECTIVELY, THE "COMMON STOCK"), AND SHARES OF SERIES A CONVERTIBLE VOTING PREFERRED STOCK, $24.375 STATED VALUE PER SHARE (THE "ESOP PREFERRED STOCK"; AND, TOGETHER WITH THE COMMON STOCK, THE "COMPANY CAPITAL STOCK"; THE SHARES OF COMMON STOCK AND THE SHARES OF ESOP PREFERRED STOCK BEING COLLECTIVELY REFERRED TO HEREIN AS THE "SHARES"), THAT WOULD CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY CAPITAL STOCK AT THE DATE OF EXPIRATION OF THE OFFER (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE SHARES OF COMPANY CAPITAL STOCK OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER), (II) THE WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED, (III) THE COMPANY AND KUHLMAN (AS DEFINED HEREIN) HAVING CONSUMMATED THE TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT (AS DEFINED HEREIN), OR KUHLMAN HAVING WAIVED ANY CONDITIONS TO CONSUMMATE THE ASSET PURCHASE AGREEMENT, AGREEING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED THEREBY CONTEMPORANEOUSLY WITH OR IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE OFFER, AND (IV) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.
                                ---------------
                                   IMPORTANT
  Any shareholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.
  Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.
  Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                                ---------------
                     The Dealer Manager for the Offer is:

                             MORGAN STANLEY & CO.
                                  Incorporated
February 7, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction..............................................................   1
1.  Terms of the Offer....................................................   3
2.  Acceptance for Payment and Payment for Shares.........................   4
3.  Procedure for Tendering Shares........................................   5
4.  Withdrawal Rights.....................................................   8
5.  Certain Federal Income Tax Consequences...............................   8
6.  Price Range of Shares; Dividends......................................  10
7.  Certain Effects of the Transaction....................................  10
8.  Certain Information Concerning the Company............................  11
9.  Certain Information Concerning Parent and the Offeror.................  12
10. Source and Amount of Funds............................................  14
11. Background of the Offer; Past Contacts, Transactions or Negotiations
 with the Company.........................................................  15
12. Purpose of the Offer and the Merger; Plans for the Company............  18
13. The Merger Agreement; the Asset Purchase Agreement; and Certain Other
 Arrangements.............................................................  20
14. Dividends and Distributions...........................................  29
15. Certain Conditions to the Offeror's Obligations.......................  30
16. The Company Employee Stock Ownership Plan.............................  31
17. Certain Legal Matters.................................................  33
18. Fees and Expenses.....................................................  35
19. Miscellaneous.........................................................  36
Annex I. Certain Information Concerning the Directors and Executive
        Officers of Parent and the Offeror................................ A-1

TO THE HOLDERS OF COMMON STOCK, $1.00 PAR VALUE, OR SERIES A CONVERTIBLE VOTING PREFERRED STOCK, $24.375 STATED VALUE PER SHARE, OF KYSOR INDUSTRIAL
CORPORATION:

                                 INTRODUCTION

  K Acquisition Corp., a Michigan corporation (the "Offeror") and an indirect wholly owned subsidiary of Scotsman Industries, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $1.00 par value, of Kysor Industrial Corporation, a Michigan corporation (the "Company"), including the associated common share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 26, 1996, as amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as successor Rights Agent (collectively, the "Common Stock"), and all outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share (the "ESOP Preferred Stock"; and, together with the Common Stock, the "Company Capital Stock"; the shares of Common Stock and the shares of ESOP Preferred Stock being collectively referred to herein as the "Shares"), at a purchase price of $43.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Morgan Stanley & Co. Incorporated (the "Dealer Manager or "Morgan Stanley"), First Chicago Trust Company of New York (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") in connection with the Offer.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN), THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, HAS DETERMINED THAT THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  William Blair & Company, L.L.C. ("William Blair"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to such shareholders (other than Parent or any of its affiliates) from a financial point of view. A copy of such opinion is contained in the Company's Statement on Schedule 14D-9 which is being distributed to the Company's shareholders.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY CAPITAL STOCK AT THE DATE OF THE EXPIRATION OF THE OFFER (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE SHARES OF THE COMPANY CAPITAL STOCK OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND THE COMPANY AND KUHLMAN (AS DEFINED HEREIN) HAVING CONSUMMATED THE TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT (AS DEFINED HEREIN) OR KUHLMAN HAVING WAIVED ANY CONDITIONS TO CONSUMMATE THE ASSET PURCHASE AGREEMENT, AGREEING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED THEREBY CONTEMPORANEOUSLY WITH OR IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 2, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the

Michigan Business Corporation Act, as amended (the "Michigan BCA"), the Offeror will be merged with and into the Company (the "Merger"). If the Offeror acquires at least 90% of the outstanding shares of each class of stock of the Company pursuant to the Offer, the Offeror would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 450.1711 of the Michigan BCA, without prior notice to, or any action by, any shareholder of the Company. See Section 12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each share of Company Capital Stock that is issued and outstanding (other than shares of Company Capital Stock owned by the Company, any subsidiary of the Company, Parent, the Offeror or any other subsidiary of Parent, which shares will be automatically canceled and retired) will be converted into the right to receive from the Surviving Corporation $43.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

  Concurrently with the execution of the Merger Agreement, the Company and certain of its domestic subsidiaries entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Kuhlman Corporation, a Delaware corporation, and Transpro Group Inc., a Delaware corporation (collectively, "Kuhlman"). Pursuant to the Asset Purchase Agreement, and subject to the terms and conditions thereof, the Company agreed to sell and Kuhlman agreed to acquire substantially all of the assets (the "TPG Assets") of the Company's transportation products group business ("TPG") for a purchase price of $86 million in cash and the assumption, with limited exceptions, of the liabilities related to such assets and business. See Section 13.

  The Merger Agreement provides that, promptly after the Offeror acquires Shares pursuant to the Offer, the Offeror will be entitled to designate at its option up to that number of directors of the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent or any of its subsidiaries (assuming the exercise of all outstanding options to purchase shares of the Company Capital Stock). However, Parent shall cause the Board of Directors of the Company to have at least three directors who were directors on the date of the Merger Agreement (of whom at least two directors are not officers of the Company). The Company has agreed, at the option of Parent, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board. Notwithstanding the foregoing, the size of the Board of Directors of the Company shall not be larger than 10 persons (thereby limiting to seven the number of directors who may be designated by Parent pending the consummation of the Merger).

  The Company has advised the Offeror that as of January 31, 1997, there were
(a) 5,961,665 shares of Common Stock issued and outstanding, (b) outstanding stock options and rights to purchase not in excess of 1,550,670 shares of Common Stock and (c) 786,869.1221 shares of ESOP Preferred Stock, which are convertible into 786,869.1221 shares of Common Stock. As of the date hereof, neither the Offeror nor Parent beneficially owns any Company Capital Stock. If the Offeror acquires at least 4,149,603 Shares in the Offer, it will control a majority of the outstanding shares of Company Capital Stock (assuming the exercise of all options to purchase shares of the Company Common Capital Stock outstanding at the expiration date of the Offer and the purchase, conversion into Common Stock or redemption of all outstanding shares of ESOP Preferred Stock). Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder. It is a condition to the consummation of the Offer that there shall have been validly tendered and not withdrawn all outstanding shares of ESOP Preferred Stock, unless the Company shall have called all outstanding shares of ESOP Preferred Stock for redemption on a date that is not later than one business day after the consummation of the Offer. See Section 15.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 7, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

  If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND THE COMPANY AND KUHLMAN HAVING CONSUMMATED THE TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT OR KUHLMAN HAVING WAIVED ANY CONDITIONS TO CONSUMMATE THE ASSET PURCHASE AGREEMENT, AGREEING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED THEREBY CONTEMPORANEOUSLY WITH OR IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND PARENT IF CERTAIN EVENTS OCCUR. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on Friday, March 7, 1997 (or any other time then set as the Expiration
Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders.

  Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without the consent of the Company, reduce the number of Shares subject to the Offer, reduce the Offer Price, modify or add to the conditions to the Offer other than the conditions set forth in
Section 15 (other than to waive any such conditions to the extent permitted by the Merger Agreement), extend the Offer, change the form of consideration payable in the Offer or amend, waive or add any other term of the Offer in any manner adverse to the Company or the holders of Shares. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if at the then-scheduled Expiration Date of the Offer, any of the conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer, (iii) on one or more occasions for an aggregate period of not more than five business days beyond the then-scheduled Expiration Date if, as of such Expiration Date, sufficient Shares have not been tendered in order for the Merger to be effected pursuant to a "short-form" merger pursuant to Section 450.1711 of the Michigan BCA, without prior notice to, or any action by, any shareholders of the Company (which would require that the Offeror has acquired at least 90% of the outstanding shares of each class of stock of the Company and no shares of ESOP Preferred Stock remain outstanding) or (iv) for any reason on one or more occasions for an aggregate period of not more than five business days beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. The Offeror is also required to extend the Offer for up to seven business days or approximately 22 days in the case of certain third party takeover proposals for the Company or cure periods related to breaches of the Merger Agreement by the Company, respectively. See Sections 13 and 15.

  Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion,
(i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to shareholders and investor response.

  The Company has provided the Offeror with the Company's list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 related to regulatory matters. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 17. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section
3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST, SUBJECT TO CERTAIN EXCEPTIONS, PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST GENERALLY SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering shareholder irrevocably appoints designees of the Offeror as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's right with respect to the Shares tendered by such shareholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of shareholders (whether annual or special or whether or not adjourned) in respect of such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Friday, March 7, 1997. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  Common Stock. The receipt of cash for shares of Common Stock pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of shares of Common Stock will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the shares of Common Stock sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger, although, under proposed legislation not yet effective, gain or loss would be determined based on the average tax basis of all Common Stock held by the beneficial owner. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the shares of Common Stock for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). Long-term capital gain of individuals currently is taxed at a maximum rate of 28%. The Company has advised the Offeror that the Company's Employee Stock Ownership Plan and the Company's Employee Stock Ownership Trust (such plan and such trust are referred to as the "ESOP") are, respectively, a qualified plan described in section 401(a) of the Code and an exempt trust under section 501(a) of the Code. Accordingly, receipt by the ESOP of cash for shares of Common Stock pursuant to the Offer or the Merger should not result in the imposition of federal income tax on either the ESOP itself or the participants in the ESOP. For a general discussion concerning the taxation of participants in the ESOP upon receiving distributions therefrom, see Section 16, "The Company Employee Stock Ownership Plan."

  ESOP Preferred Stock. Assuming the ESOP is exempt from federal income tax as described above, the receipt by the ESOP of cash for shares of ESOP Preferred Stock pursuant to the Offer or the Merger should not result in the imposition of federal income tax on the ESOP itself or the participants in the ESOP. If the ESOP Trustee exercises its right to convert the ESOP Preferred Stock into Common Stock, such conversion will not be a taxable transaction, and the discussion above regarding Common Stock held by the ESOP will be applicable. For a general discussion concerning the taxation of participants in the ESOP upon receiving distributions therefrom, see Section 16, "The Company Employee Stock Ownership Plan."

  Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K"), the shares of Common Stock, together with the associated Rights, are traded on the NYSE. The shares of ESOP Preferred Stock are not publicly traded. The following table sets forth for the periods indicated the high and low sales prices per share of Common Stock on the NYSE as reported by the Company in the 1995 10-K with respect to the years ended December 31, 1994 and December 31, 1995, and as reported by published financial sources with respect to periods after December 31, 1995.

                                                        HIGH     LOW   DIVIDENDS
                                                       ------- ------- ---------
      Year Ended December 31, 1994:
        First Quarter................................. $18     $15 1/2   $.12
        Second Quarter................................  18      15        .13
        Third Quarter.................................  20 3/4  17 1/4    .13
        Fourth Quarter................................  22 3/8  20        .13
      Year Ended December 31, 1995:
        First Quarter................................. $23 7/8 $20       $.15
        Second Quarter................................  21 3/4  20        .15
        Third Quarter.................................  24 1/4  20 1/4    .15
        Fourth Quarter................................  25 1/4  20 7/8    .15
      Year Ended December 31, 1996:
        First Quarter................................. $26 1/2 $21 7/8   $.15
        Second Quarter................................  26 5/8  23 1/2   $.165
        Third Quarter.................................  27 1/4  23 1/8   $.165
        Fourth Quarter................................  32 7/8  26 1/4   $.165
      Year Ending December 31, 1997:
        First Quarter (through February 6, 1997)...... $42 5/8 $32 5/8

  On January 31, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported on the NYSE was $37.00. On February 6, 1997, the last full day of trading prior to the commencement of the Offer, the closing price per share of Common Stock as reported on the NYSE was $42.50. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF COMMON STOCK.

7. CERTAIN EFFECTS OF THE TRANSACTION.

  The purchase of the shares of Common Stock by the Offeror pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and will reduce the number of holders of shares of Common Stock, which will adversely affect the liquidity and market value of the remaining shares of Common Stock held by shareholders other than the Offeror. The Company has advised the Offeror that, as of January 31, 1997, there were approximately 1,200 holders of record and approximately 6,800 beneficial owners of the shares of Common Stock. All of the outstanding shares of ESOP Preferred Stock are held of record by Old Kent Bank, as Trustee, under the ESOP.

  Market for Shares. Depending upon the number of shares of Common Stock purchased pursuant to the Offer, the shares of Common Stock may no longer meet the standards for continued inclusion on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting such shares if, among other things, the number of record holders of at least 100 of such shares should fall below 1,200, the number of publicly held shares of Common Stock (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held shares of Common Stock (exclusive of NYSE Excluded Holdings) should fall below $5,000,000.

  In the event that the shares of Common Stock should no longer be listed or traded on the NYSE, it is possible that such shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for such shares and the availability of such quotations would, however, depend upon the number of holders of such shares remaining at such time, the interest in maintaining a market in shares of Common Stock on the part of securities firms, the possible termination of registration of such shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of such shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of such shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to shareholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% shareholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  Margin Regulations. The shares of Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the shares of Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of shares of Common Stock under the Exchange Act were terminated, such shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent and the Dealer Manager assume any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy any such information but which are unknown to the Offeror, Parent or the Dealer Manager.

  The Company is a Michigan corporation with its principal executive offices located at One Madison Avenue, Cadillac, Michigan 49601-9785. The Company is a leading international manufacturer of refrigerated display cases, refrigerated building systems and commercial vehicle components.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's 1995 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                         KYSOR INDUSTRIAL CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 FOR YEARS ENDED DECEMBER     NINE MONTHS ENDED
                                           31,                  SEPTEMBER 30,
                                --------------------------    -----------------
                                  1995     1994     1993        1996     1995
                                -------- -------- --------    -------- --------
                                                                 (UNAUDITED)
Statement of Income Data
  Total sales and revenues..... $364,302 $314,379 $273,850    $291,815 $276,885
  Income before income taxes
   and accounting change.......   19,544   21,325   18,008      21,958   21,861
  Net income...................   17,429   13,275    2,470(1)   14,925   12,576
  Fully diluted earnings per
   common share before
   accounting change...........     2.42     1.81      .03(1)     2.06     1.76

                                                                  AS OF
                                      AS OF DECEMBER 31,      SEPTEMBER 30,
                                      -------------------     -------------
                                        1995      1994            1996
                                      --------- ---------     -------------
                                                               (UNAUDITED)
Balance Sheet Data
  Total current assets............... $ 108,436 $ 107,821       $123,657
  Total assets.......................   186,973   177,511        232,588
  Total current liabilities..........    55,796    56,645         66,585
  Total liabilities and deferred
   credits...........................   106,738   109,593        136,487
  Total common shareholders' equity..    75,242    63,642         90,158

--------
(1) Includes a charge of $7,628 in respect of the cumulative effect of a change in accounting for postretirement benefits (net of income tax benefit of $4,435).

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE OFFEROR.

  The Offeror is a newly incorporated Michigan corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Scotsman Group Inc., a Delaware corporation, which is a wholly owned subsidiary of Parent. The principal executive office of each of the Offeror and Scotsman Group Inc. is located at 775 Corporate Woods Parkway, Vernon Hills, Illinois 60061.

  Parent, a Delaware corporation, has its principal executive office at 775 Corporate Woods Parkway, Vernon Hills, Illinois 60061. Parent is a holding company with subsidiaries engaged in the manufacture and marketing of refrigeration products primarily for the foodservice industry, including ice machines, food preparation and storage equipment and drink dispensing equipment.

  Set forth below are certain summary consolidated financial data with respect to Parent excerpted or derived from financial information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1995, and Parent's Quarterly Report on Form 10-Q for the quarter ended September 29, 1996. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                           SCOTSMAN INDUSTRIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED
                            FOR YEARS ENDED DECEMBER 31,       SEPTEMBER 29,
                          -------------------------------- ----------------------
                              1995        1994      1993       1996        1995
                          ------------ ---------- -------- ------------- --------
                                                                (UNAUDITED)
Statement of Income Data
  Net sales.............    $324,291    $266,632  $163,952   $282,720    $253,512
  Income from
   operations...........      34,454      28,214    17,606     35,398      29,890
  Net income............      15,408      12,785     7,411     16,467      13,469
  Fully diluted net
   income per share.....        1.45        1.35      1.06       1.54        1.26
                             AS OF       AS OF                 AS OF
                          DECEMBER 31, JANUARY 1,          SEPTEMBER 29,
                              1995        1995                 1996
                          ------------ ----------          -------------
                                                            (UNAUDITED)
Balance Sheet Data
  Total current assets..    $131,342    $116,382             $147,514
  Total assets..........     275,943     244,791              294,029
  Total current
   liabilities..........      76,514      61,817               74,671
  Total liabilities.....     163,624     158,328              165,514
  Total shareholders'
   equity...............     112,319      86,463              128,515

  Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8. Such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent and the Offeror are set forth in Annex I to this Offer to Purchase.

  Except as described in this Offer to Purchase, none of the Offeror, Parent, or to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required by the Offeror to consummate the Offer and the Merger is expected to be approximately $330 million (before factoring in the consideration to be received pursuant to the Asset Purchase Agreement), which amount excludes related fees and expenses.

  Scotsman Group Inc., a wholly owned subsidiary of Parent and the direct parent of the Offeror ("Scotsman Group"), has received a written financing commitment (the "Commitment Letter") from The First National Bank of Chicago ("First Chicago") in the aggregate principal amount of $500 million (the "Credit Facility"). The terms of the definitive agreement providing for the Credit Facility (the "Loan Agreement") have not yet been finalized. The following is a summary of the anticipated principal terms of the Credit Facility based upon the Commitment Letter. This summary is subject to finalizing of the Loan Agreement and is qualified in its entirety by reference to the Commitment Letter which is filed as an exhibit to the Schedule 14D-1 of which this Offer to Purchase is an exhibit (the "Schedule 14D-1").

  The Credit Facility consists of three subfacilities: (a) a $265 million revolving loan facility (the "Revolving Facility") under which loans may be borrowed, repaid and reborrowed by Scotsman Group (and certain of its subsidiaries) from time to time for the purpose of providing funds to consummate the Offer and the Merger, to refinance certain indebtedness, to provide working capital and for other general corporate purposes; (b) a $150 million term loan facility (the "Term Facility") for the purpose of providing funds to consummate the Offer and the Merger, to refinance certain indebtedness and to pay certain expenses incurred in connection with the Offer and the Merger; and (c) an $85 million bridge loan facility (the "Bridge Facility") for the purpose of providing funds to consummate the Offer and the Merger, to refinance certain indebtedness and to pay certain expenses incurred in connection with the Offer and the Merger.

  The Revolving Facility will mature in seven years. The aggregate principal amount that may be borrowed thereunder will be reduced on December 31, 1998 by $10 million and by $15 million on each December 31 thereafter until maturity, at which time the remaining commitment amount under the Revolving Facility will be reduced to zero. The Term Facility will mature in seven years and will be amortized with semi-annual principal payments (in varying amounts) starting on December 31, 1997 and continuing thereafter until maturity. The Bridge Facility will mature in 45 days after the consummation of the Offer; provided, however, that if not paid in full after 45 days, the Bridge Facility will convert to a seven and one-half year term loan. It is anticipated that the Bridge Facility will be paid in full on or prior to maturity with proceeds of the sale of the TPG Assets.

  Borrowings under the Credit Facility will bear interest at a floating rate based upon, at the borrower's option, (i) the higher of First Chicago's corporate base rate or the Federal funds rate plus 1/2% per annum, or (ii) the rate offered by First Chicago for deposits in the relevant Eurocurrency, plus, in each case, an applicable margin. The applicable margin will vary depending upon the "Debt/Earnings Ratio" (as defined below). The Credit Facility will be guaranteed by Parent and certain of its subsidiaries.

  The Loan Agreement will contain conditions precedent, representations and warranties, covenants, events of default and other provisions customary for such financings. Covenants in the Loan Agreement will include the following financial covenants: (a) the net worth of Parent on a consolidated basis shall not be less than the sum of $120 million plus 60% of net income of Parent on a consolidated basis for all quarters ending after December 31, 1996 plus 60% of the proceeds of any equity issuances by Parent minus certain adjustment amounts; (b) the ratio (the "Debt/Earnings Ratio") of total indebtedness to "EBITDA" (i.e., net income, plus income tax expense, minus equity in net income of affiliates, plus interest expense, plus depreciation expense, plus amortization expense, plus other non-cash charges, minus interest income), for Parent and its subsidiaries on a consolidated basis, shall not exceed specified amounts measured on a rolling four-quarter basis for each quarter end commencing with the quarter ending in June 1997 (such ratio for such quarter end not to exceed 4.25 to 1.00, calculated by multiplying one quarter of EBITDA at such time by four); and (c) the ratio of EBITDAR" (i.e., EBITDA plus rents) minus capital expenditures to "Fixed Charges" (i.e., interest expense, plus scheduled principal repayments, plus income tax expense, plus rents, plus dividends paid, plus mandatory Revolving Facility reductions minus dividends received), for Parent and its subsidiaries on a consolidated basis, shall not be less than 1.0 to 1.0 for all fiscal quarters ending in 1997 and
1.05 to 1.00 thereafter.

  First Chicago's commitment to provide the Credit Facility is conditioned on, among other things: initial funding under the Credit Facility occurring on or before May 31, 1997; evidence satisfactory to First Chicago that requisite legal and regulatory approvals for the Offer and the Merger have been obtained; the absence of a material adverse change in the business, condition (financial or otherwise), operations, properties or performance of (a) Parent and its subsidiaries on a consolidated basis or the Company and its subsidiaries on a consolidated basis (in each case from that reflected in the September 30, 1996 financials for each such entity), or (b) Parent and the Company and their respective subsidiaries taken as a whole, on a combined basis after giving effect to the Offer and the Merger, from that reflected in the consolidated pro forma financial statements to be delivered to First Chicago prior to consummation of the Offer; the absence of any matured or unmatured default under the Loan Agreement after giving effect to consummation of the Offer and the Merger; the representations and warranties in the Merger Agreement and the Asset Purchase Agreement being accurate as of the consummation of the Offer and the conditions thereon having been satisfied; the Minimum Condition being satisfied; and the concurrent repayment of Scotsman Group's existing $90 million credit facility and $20 million private placement indebtedness and all existing credit facilities of the Company and its subsidiaries.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

  On June 4, 1996, George R. Kempton, Chairman of the Board and Chief Executive Officer of the Company, wrote to Richard C. Osborne, Chairman and Chief Executive Officer of Parent, suggesting that the parties meet to discuss a possible strategic alliance. On June 18, 1996, the chairmen of the respective companies met and, following the execution of a mutual Confidentiality and Standstill Agreement dated June 18, 1996, a copy of which is filed as an exhibit to the Schedule 14D-1, discussed potential synergistic advantages that might be obtainable through a combination of the companies' respective product and marketing capabilities. At the time of the meeting, the market price for the Common Stock was approximately $25 per share.

  On June 19, 1996, Mr. Kempton wrote Mr. Osborne outlining several reasons why an alliance of the Company and Parent may be mutually beneficial. The reasons outlined by Mr. Kempton included: (i) the Company's walk-in cooler and deli case product lines complemented Parent's product lines for the food service industry (restaurants, fast food chains and convenience stores); (ii) Parent's ice machines and food preparation work stations complemented the Company's display case product lines for the supermarket industry; (iii) there was little or no product overlap between the two companies; (iv) purchasing trends of customers in the food service and supermarket industries suggested a desire of those customers to reduce their numbers of individual suppliers and to enter into longer-term supply relationships with full-line suppliers that could provide acceptable quality, delivery and price; and (v) the companies' manufacturing operations geographically complemented each other on a global basis, particularly in light of Parent's strong presence and experience in the European markets and the Company's market position in Australia and its expansion in Southeast Asian markets.

  Additional correspondence was exchanged by the parties during the month following their initial meeting and another meeting between certain executive officers of the companies was held on July 24, 1996. At that meeting the parties continued to explore the potential advantages of combining the Company's commercial products business with the commercial products business of Parent.

  At the Company's regularly scheduled Board of Directors' meeting held July 26, 1996, Mr. Kempton reported to the Board on the meetings that had been held with Parent and inquired whether the Board desired Mr. Kempton to explore further a possible business combination with Parent. The Board authorized the Company's management to continue dialogue with Parent to determine whether a proposal could be obtained which would provide a premium value to the Company's shareholders, although the Board emphasized that it was not making any decision to sell the Company.

  Following the July 26, 1996 Board meeting, Mr. Osborne contacted Mr. Kempton and indicated that Parent had a continuing interest in a possible acquisition of the Company's commercial products business. Mr. Osborne also informed Mr. Kempton that Parent would engage Morgan Stanley as its investment banking firm to assist in Parent's evaluation of the Company.

  On September 6, 1996, Mr. Kempton and other executive officers of the Company met with representatives of Parent and Morgan Stanley and continued discussions concerning the possible acquisition of the Company by Parent. In that meeting, Mr. Osborne stated that Parent had no interest in acquiring the Company's TPG and he inquired whether the Company might be willing to sell its commercial products group business separately. Due to the cyclical nature of the Company's TPG, Mr. Kempton indicated that he did not believe it would be beneficial to the Company's shareholders to retain the TPG, as it was currently constituted, as a stand-alone business entity, but he acknowledged that a sale of the TPG to a third party in connection with the acquisition of the Company by Parent might maximize value to the Company's shareholders.

  Also in September 1996, the Company engaged a regional investment banking firm to conduct an evaluation of each of the Company's nine operating divisions to assist the Company's management and Board of Directors in its long-range strategic planning. The investment banking firm reported to the Company's management on various potential strategic alternatives to enhance the value of the Company to its shareholders, including: (i) maintaining the status quo and carrying out current operating plan strategies; (ii) implementing an aggressive campaign to increase the investing community's awareness of the Company; (iii) issuing letter stock to reflect the value of one of the Company's two product groups; (iv) spinning off one of the Company's two products groups in the form of a dividend to existing shareholders; (v) partially divesting the TPG and retaining isolated product lines (such as the fan and fan clutch cooling product lines); (vi) divesting the TPG in its entirety; (vii) divesting the Company's commercial products business; and (viii) selling the entire Company.

  In late September 1996, Mr. Osborne contacted Mr. Kempton and reemphasized that Parent would not make any acquisition proposal for the Company unless the TPG could be sold to a third party in a prearranged transaction. Mr. Osborne requested and received permission to contact a third party that had acquired several transportation components companies to see if that party had an interest in acquiring the TPG. Mr. Osborne subsequently informed Mr. Kempton that the third party expressed an interest in the possible acquisition of the TPG assets in a transaction in which the Company would receive a cash payment of up to $85 million, although Mr. Osborne understood that the third party's proposal would not include the assumption of pre-closing liabilities associated with the TPG, other than perhaps current trade payables. The parties agreed that they would continue to investigate whether a more advantageous sales opportunity might be available for the TPG.

  At its regularly scheduled meeting held October 24, 1996, Mr. Kempton updated the Board on his discussions with Mr. Osborne. The Board also reviewed and discussed the report of the regional investment banking firm concerning possible alternatives to maximize value to the Company's shareholders and additional discussions on this topic were scheduled for the Board's January 1997 meeting. The Board also authorized Mr. Kempton to discuss with two executive managers of the TPG (the "MBO Proponents") whether they had an interest in investigating a possible management buy-out of the TPG.

  During late November and early December 1996, the MBO Proponents met with independent financial advisers to determine the feasibility of a management-led acquisition of the TPG. The MBO Proponents reported to Mr. Kempton that they did have an interest in bidding for the TPG and that, based upon the meetings held with their financial advisers, they believed that a transaction could be structured providing a purchase price of approximately $90 million ($85 million in cash and $5 million in notes). The MBO Proponents indicated, however, that any offer they would make would be conditioned upon the Company retaining responsibility for pre-closing liabilities associated with the TPG, other than trade payables and certain other designated liabilities, and upon obtaining necessary financing.

  On December 17, 1996, the Company's executive management, including the MBO Proponents, met again with representatives of Parent and Morgan Stanley and continued discussions concerning the possible acquisition of the Company by Parent. The MBO Proponents were given an opportunity at that meeting to outline their interest in acquiring the TPG and the proposed structure of a transaction. In a subsequent conversation with Mr. Kempton, Mr. Osborne expressed concerns as to the financing uncertainties associated with the MBO Proponents' proposal and certain of the suggested terms of the proposal.

  A special meeting of the Company's Board of Directors was held on December 17, 1996 to review and discuss the status of discussions with Parent, the interest expressed by the MBO Proponents in the TPG and the response of Parent to the MBO Proponents' proposal. Mr. Kempton noted that, within the preceding month, Kuhlman had made an unsolicited inquiry as to whether the Company might wish to explore some strategic alliance involving the TPG. He also noted that several years earlier the Company had engaged in discussions with Schwitzer, Inc. ("Schwitzer") concerning a possible business combination, and that after the termination of those discussions Schwitzer had been acquired by Kuhlman. It was determined that Mr. Kempton would contact Kuhlman to investigate whether it might be interested in acquiring the TPG in a transaction that would facilitate an acceptable proposal by Parent for the entire Company.

  At its December 17, 1996 meeting, the Board also constituted a committee (the "Special Committee") comprised of the non-employee directors serving on the Board's Acquisition, Divestiture and Merger Committee (Messrs. Grant C. Gentry (Chair), Robert W. Navarre and Robert J. Ratliff), together with Mr. Kempton (ex-officio) and Paul K. Gaston, to assist the Board in evaluating any proposal that might be made for the Company or the TPG. The Special Committee held its first meeting on December 20, 1996.

  Discussions continued with Parent during the remainder of December 1996, and on December 26, 1996, Mr. Kempton and another executive officer of the Company met with Gary G. Dillon, the Chairman, President and Chief Executive Officer of Schwitzer, to discuss a possible acquisition of the TPG by Kuhlman. Based upon preliminary evaluation materials made available pursuant to a mutual Confidentiality and Standstill Agreement executed at that meeting, a copy of which is filed as an exhibit to the Schedule 14D-1, Mr. Dillon expressed a substantial interest in pursuing an acquisition transaction.

  On December 27, 1996, legal counsel for the Company and Parent met and discussed possible transaction structures, timing and due diligence.

  Mr. Dillon visited various of the TPG facilities during the first week of January 1997, and on January 6, 1997, contacted Mr. Kempton and confirmed Kuhlman's interest in acquiring the TPG. At the time, Kuhlman was not aware that the Company was discussing a possible sale transaction with Parent. Mr. Kempton and Mr. Osborne discussed the preliminary indications of value expressed by Mr. Dillon and they agreed that a three-way meeting should be held among the parties to determine whether an acceptable proposal for the TPG could be structured. Mr. Osborne indicated that Parent's valuation of the Company would be adversely affected by any continuing exposure of the Company to liabilities associated with the TPG.

  On January 13, 1997, the Special Committee met to review and discuss the status of discussions with Parent and Kuhlman. At that meeting, the Special Committee authorized the engagement of William Blair as its investment banking firm to evaluate the fairness from a financial point of view to the Company's shareholders of the consideration to be received by such shareholders in any offer that might be made by Parent, taking into consideration the possible sale of the TPG as part of such a proposal. The scope of William Blair's engagement was subsequently enlarged to include assisting the Company in its negotiations with Parent.

  From January 20, 1997 through February 1, 1997, the Company engaged in extensive negotiations with Parent and Kuhlman concerning the terms of the definitive agreements under which Parent would acquire the Shares and Kuhlman would acquire the TPG. Between January 21 and January 23, 1997, representatives of each of the parties held extended meetings at the offices of the Company's legal counsel, including a meeting held January 23, 1997 among Mr. Kempton, Mr. Osborne and Mr. Dillon. The contractual terms negotiated with Parent during this period included, among others, the terms of the Offer, the representations and warranties to be made by the Company in the Merger Agreement, the conditions to the Offeror's obligations to consummate the Offer and the Merger, and the size of the termination fee and instances in which such fee would be payable in the event the transactions contemplated by the Merger Agreement were not consummated. The terms negotiated with Kuhlman concerning the Asset Purchase Agreement included, among others, the liabilities to be assumed by Kuhlman as part of the transaction, the representations and warranties to be made by the Company in the Asset Purchase Agreement and the obligations of the Company with respect to such representations and warranties following the closing and the conditions to Kuhlman's obligations to consummate the Asset Purchase Agreement.

  The terms of the respective definitive agreements and the ongoing negotiations with respect to such agreements were reviewed by the Special Committee in meetings held on January 30 and 31, 1997, and by the Company's Board of Directors in a meeting on January 31, 1997. At the January 31, 1997 meeting, the Board of Directors also received a preliminary report from William Blair. On January 31, 1997 and February 1, 1997, Parent also negotiated with certain of the Company's key executive officers mutually acceptable consulting and noncompetition agreements and modifications of existing agreements between such individuals and the Company, each of which was a condition to Parent entering into the Merger Agreement.

  All substantive terms of the Merger Agreement and the Asset Purchase Agreement were resolved on February 1, 1997, and the Company's Board of Directors convened to review the terms of the respective agreements. At that meeting, William Blair delivered its opinion to the Board of Directors, as described below, to the effect that the consideration to be received by the Company's shareholders in the Offer and the Merger is fair from a financial point of view and the Board unanimously approved both the Merger Agreement and the Asset Purchase Agreement, subject to the fulfillment of certain conditions which were subsequently satisfied.

  On February 2, 1997, the Merger Agreement and the Asset Purchase Agreement were executed by the respective parties, and press releases announcing the execution of such agreements and the transactions contemplated thereunder were issued on the morning of February 3, 1997 before the opening of the NYSE.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, is to enable Parent to acquire control of, and the entire equity interest in, the Company.

  Pursuant to the Michigan BCA and the Articles of Incorporation (the "Charter") of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote thereon and, if a class or series is entitled to vote as a class, the affirmative vote of the holders of a majority of the outstanding shares of the class or series, is required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and the affirmative vote of a majority of the outstanding shares of ESOP Preferred Stock, each voting separately as a class. If the Minimum Condition is satisfied and no shares of ESOP Preferred Stock are then outstanding, the Offeror will have sufficient voting power to cause the approval of the Merger Agreement without the affirmative vote of any other shareholder. The foregoing assumes satisfaction of the condition to the Offer that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer all outstanding shares of ESOP Preferred Stock, unless the Company shall have called all outstanding shares of ESOP Preferred Stock for redemption on a date that is not later than one business day after the consummation of the Offer.

  In the Merger Agreement, the Company has agreed that if approval of the shareholders of the Company is required by law, to take all action necessary to convene a meeting of its shareholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement. Parent has agreed that, subject to applicable law, all Shares owned by the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. Pursuant to the Merger Agreement, the Company has agreed as soon as practicable following the expiration of the Offer, to duly call, give notice of, convene and hold a meeting of shareholders for the purpose of obtaining the shareholders' approval. The shareholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror owns a majority of the outstanding shares of Common Stock and the condition described above in respect of the ESOP Preferred Stock is satisfied, approval of the Merger Agreement can be obtained without the affirmative vote of any other shareholder of the Company.

  Under the Michigan BCA, if a corporation owns 90% or more of each outstanding class of stock of another corporation, it can effect a "short-form" merger with such corporation without prior notice to, or any action by, any other shareholder of such corporation. Accordingly, if the Offeror acquires at least 7,469,284 Shares in the Offer and the condition described above in respect of the ESOP Preferred Stock is satisfied, the Offeror would own more than 90% of the only class of stock of the Company then outstanding and would be able to effect the Merger pursuant to the "short-form" merger provisions of the Michigan BCA.

  Appraisal Rights. No appraisal rights under the Michigan BCA are available in connection with the Offer or the Merger because the holders of Shares will receive cash in the Merger.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

  Plans for the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing use of the Company's potential in conjunction with Parent's business.

  Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization or dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, following the acquisition of Shares pursuant to the Offer, the Offeror may designate up to that number of directors of the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent and any of its subsidiaries (assuming the exercise of all outstanding options to purchase shares of the Company Capital Stock).

In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the shares of Common Stock.

13. THE MERGER AGREEMENT; THE ASSET PURCHASE AGREEMENT; AND CERTAIN OTHER ARRANGEMENTS.

  The following summary of certain provisions of the Merger Agreement, the Asset Purchase Agreement and certain consulting agreements between Parent and certain officers of the Company, copies of which are filed as exhibits to the
Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement, the Asset Purchase Agreement and such consulting agreements.

 The Merger Agreement

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, each of the Company, Parent and the Offeror have agreed, subject to certain exceptions, to use its reasonable best efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as practicable. Without limiting the foregoing, each of the Company, Parent and the Offeror have agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger. Notwithstanding the foregoing, the Company is not obligated to use its reasonable best efforts to take any action pursuant to the Merger Agreement if the Board of Directors of the Company concludes in good faith based on the advice of its outside counsel that failure to take such action is necessary in order to comply with its fiduciary duties under applicable law. In addition, neither Parent nor any of its subsidiaries is obligated in connection with obtaining any required HSR Act or other governmental approvals to divest or hold separate or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its subsidiaries or that would have a material adverse effect on Parent.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Michigan BCA, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the Michigan BCA. At the Effective Time, the Charter and By-Laws of the Offeror shall be the Charter and By-Laws of the Surviving Corporation. The directors of the Offeror shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

  Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Offeror or the Company, each share of Company Capital Stock (other than shares of Company Capital Stock owned by the Company, any subsidiary of the Company, Parent, the Offeror, or any other subsidiary of Parent) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Offer Price. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable share of Common Stock, $1.00 par value, of the Surviving Corporation.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. The representations and warranties of the Company relate, among other things, to its organization and qualification; subsidiaries; capital structure; authority to enter into the Merger Agreement and the Asset Purchase Agreement and to consummate the transactions contemplated thereby; required consents and approvals; filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under these acts); absence of any material adverse change; the absence of certain violations and defaults; compliance with laws, licenses and permits; termination, severance and employment agreements; environmental matters; tax matters; litigation; the enforceability of certain contracts; employee benefits; liabilities; intellectual property; propriety of certain payments; the inapplicability of certain state takeover statutes and the execution of an amendment to the Rights Agreement; and the Asset Purchase Agreement and the transactions contemplated thereby.

  The Offeror and Parent have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Parent relate, among other things, to: their organization and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals; and financing.

  Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement to such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company has agreed that it will, and will cause its subsidiaries to, in all material respects, carry on its business in, and not enter into any material transactions other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired. The Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement, the Asset Purchase Agreement or required by law, during such period, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

    (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than regular quarterly dividends of not more than $0.165 per share on the Common Stock and regular semi-annual dividends of not more than $0.975 per share on the Preferred Stock, in each case declared and paid on dates consistent with past practice), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except the issuance of shares of Common Stock upon conversion of any share of ESOP Preferred Stock in accordance with the terms thereof, or (z) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, purchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement or the issuance of shares of Common Stock upon the exercise of stock options of the Company outstanding on the date of the Merger Agreement in accordance with their current terms and the issuance of shares of Common Stock upon the conversion of any shares of ESOP Preferred Stock into shares of Common Stock in accordance with the terms thereof);

    (c) amend its Charter or By-laws or other similar organizational documents;

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than (y) the purchase of raw materials and goods and services used in the manufacture of the products of the businesses of the Company and its subsidiaries, in each case in the ordinary course of business consistent with past practice and
  (z) other transactions that are in the ordinary course of business consistent with past practice and which in the aggregate involve assets having a purchase price not in excess of $1,000,000.

    (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than the sale of products of the businesses of the Company and its subsidiaries, in each case in the ordinary course of business consistent with past practice and other transactions that are in the ordinary course of business consistent with past practice and which in the aggregate involve assets having a fair market value or book value not in excess of $500,000;

    (f) incur any new indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any wholly owned subsidiary of the Company and other than customary travel and similar advances to employees in the ordinary course of business consistent with past practice;

    (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any subsidiary of the Company;

    (h) enter into or adopt, or amend any existing severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment or consulting agreement, other than as required by law;

    (i) except as required under existing plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, or as otherwise disclosed to Parent, increase the compensation payable or to become payable to its officers or employees, except, in the case of employees who are not officers, for increases in the ordinary course of business consistent with past practice, pay or commit to pay any bonus, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock ownership, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation;

    (j) violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

    (k) redeem the Rights or amend the Rights Agreement;

    (l) breach in any material respect any of its material representations, warranties, covenants or agreements contained in the Asset Purchase Agreement (regardless of any provisions regarding notice or lapse of time, or both) or waive any of its material rights under, amend or terminate the Asset Purchase Agreement, other than a waiver of the condition regarding the consummation of the Offer;

    (m) make any material change in its accounting methods, policies or procedures except as a result of any change in law or generally accepted accounting principles;

    (n) prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, or give certain approvals or consents under the Asset Purchase Agreement in respect of the allocation of the purchase price for the TPG Assets; or

    (o) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  No Solicitation. The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement, the Company will not, and will not permit any of its or its subsidiaries' officers, directors or employees to, and the Company will use its reasonable best efforts to cause all of its and its subsidiaries' attorneys, financial advisors, agents and other representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as defined herein), or engage in or continue discussions or negotiations relating thereto. Notwithstanding the foregoing, the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its business, properties or assets to, any third party with respect to a Takeover Proposal if the Board of Directors of the Company concludes in good faith, based on the advice of its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable law. The Company will promptly notify Parent of any Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Takeover Proposal, and will promptly notify Parent of any determination by the Company's Board of Directors that a Superior Proposal (as defined herein) has been made. For purposes of the Merger Agreement, (i) "Takeover Proposal" means any proposal or offer, other than a proposal or offer by Parent or any of its subsidiaries, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of (other than pursuant to the Asset Purchase Agreement) the Company or any of its subsidiaries and (ii) "Superior Proposal" means a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its subsidiaries (other than pursuant to the Asset Purchase Agreement) on terms which a majority of the members of the Board of Directors of the Company concludes in their good faith reasonable judgment to be more favorable to the Company's shareholders than the transactions contemplated by the Merger Agreement and for which any required financing is committed or which a majority of such members reasonably concludes is reasonably capable of being obtained by such third party.

  The foregoing does not prohibit the Company or its Board of Directors from taking or disclosing to its shareholders any position pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or from making any disclosure to the Company's shareholders if the Company's Board of Directors concludes in good faith based on the advice of its outside counsel that it is necessary to do so in order to comply with its fiduciary duties under applicable law.

  Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent, but solely in respect of the Offer or any increase in the Offer Price), unless the Board of Directors of the Company concludes in good faith based on the advice of its outside counsel that it is necessary to do so in order to comply with its fiduciary duties under applicable law. During such period, the Company has agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, without limitation, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state thereof having jurisdiction, unless the Board of Directors of the Company concludes in good faith based on the advice of its outside counsel that failure to take such action is necessary in order to comply with its fiduciary duties under applicable law.

  Options. Prior to the commencement of the Offer, the Company has agreed to adopt procedures pursuant to which each outstanding stock option of the Company, stock appreciation right, and other stock based award ("Option") which is exercisable immediately prior to the consummation of the Offer in accordance with the terms of the applicable plan may be exercised or settled by the holder thereof by the delivery to the Company of a notice of exercise or acceptance of cash settlement prior to the consummation of the Offer. Upon the consummation of the Offer, each Option so exercised or settled will be canceled and promptly thereafter, the Company will deliver to the holder thereof a cash payment in an amount equal to the product of (i) the number of shares of Common Stock subject or related to such Option and (ii) the excess of the Offer Price over the exercise or purchase price per share of Common Stock subject or related to such Option (such payment to be net of applicable withholding taxes).

  Prior to the commencement of the Offer, the Company has agreed to take action in accordance with the Company's stock option plans to cause each Option which is outstanding immediately following the consummation of the Offer, whether or not then exercisable, to become fully exercisable. The Company also has agreed to adopt procedures pursuant to which each Option may be exercised or settled by the holder thereof by the delivery to the Company of a notice of exercise or acceptance of cash settlement prior to the Effective Time. At the Effective Time, each such Option so exercised or settled shall be canceled and promptly thereafter the Company shall deliver to the holder thereof cash in an amount equal to the product of (i) the number of shares of Common Stock subject or related to such Option and (ii) the excess of the Offer Price over the exercise or purchase price per share of Common Stock subject or related to such Option (such payment to be net of applicable withholding taxes).

  Parent has agreed to provide the Company sufficient funds for the Company to meet its payment obligations set forth in the preceding two paragraphs and, notwithstanding any provisions of the Merger Agreement to the contrary, the Company is permitted to borrow such funds to the extent they are not so provided by Parent.

  Following the Effective Time, each Option which has not theretofore been exercised or settled by the holder thereof will be canceled and promptly thereafter Parent will deliver to the holder thereof cash in an amount equal to the product of (i) the number of shares of Common Stock subject or related to such Option and (ii) the excess of the Offer Price over the exercise or purchase price per share of Common Stock subject or related to such Option (such payment to be net of applicable withholding taxes).

  Restricted Stock. Prior to the commencement of the Offer, the Company has agreed to cause the restrictions on restricted shares of Common Stock under the Company's compensation plans and arrangements to lapse effective upon the consummation of the Offer and to adopt procedures to enable all holders thereof to tender such shares of Common Stock pursuant to the terms of the Offer.

  Indemnification. From and after the consummation of the Offer, Parent has agreed to (and to cause the Company or the Surviving Corporation to) exculpate, indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and its subsidiaries to the same extent such persons are currently exculpated and indemnified by the Company or any of its subsidiaries pursuant to the Company's or any such subsidiary's Charter or By-laws (or similar organizational documents), agreements in effect as of the date of the Merger Agreement or applicable law for acts or omissions, or alleged acts or omissions, occurring at or prior to the Effective Time, and Parent has agreed to (and to cause the Company or the Surviving Corporation to), honor all such obligations of the Company (including, if necessary, providing the Company or the Surviving Corporation sufficient funds), including, without limitation, obligations to advance expenses to such persons arising pursuant to the Company's or any such subsidiary's Charter or By-laws (or similar organizational documents), agreements in effect as of the date of the Merger Agreement or applicable laws. However, Parent is not obligated to exculpate, indemnify or hold harmless any person who becomes an employee of Kuhlman or any of its subsidiaries in connection with the Asset Purchase Agreement, or the transactions contemplated thereby, for any acts or omissions occurring at or prior to the Effective Time in respect of the business previously conducted by the Company using the TPG Assets (the "Excluded Matters"). Parent will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance"), that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Notwithstanding the foregoing, the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  Employee Benefits. Parent has agreed that it will provide and cause the Surviving Corporation to provide benefits for the employees of the Company from and after the Effective Time either under the employee benefits plans of the Company and its subsidiaries ("Company Plans") or under other employee benefit plans established by Parent or the Surviving Corporation. As soon as reasonably practicable after the Effective Time, employer contributions to the Company's Employee Stock Ownership Plan shall be discontinued and such plan will be merged into another qualified defined contribution plan maintained by Parent or its affiliates.

  Board Representation. The Merger Agreement provides that promptly after such time as the Offeror acquires Shares pursuant to the Offer, the Offeror shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent or any of its subsidiaries (assuming the exercise of all options to purchase shares of the Company Capital Stock outstanding at the Expiration Date). However, in the event that the Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement (of which at least two directors are not officers of the Company) (the "Independent Directors"). If the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company as of the date of the Merger Agreement shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above. In no event, however, will the size of the Company's Board of Directors be larger than 10 persons (thereby limiting to seven the number of directors who may be designated by Parent pending the consummation of the Merger).

  Severance, Employment and Benefit Agreements. Parent has agreed to timely honor, and following the consummation of the Offer and the Merger, respectively, to cause the Company or the Surviving Corporation, as the case may be, to timely honor (including by providing sufficient funds therefor), in accordance with their terms, certain specified severance, employment and benefit agreements, plans and arrangements with the Company's directors, officers and employees that have previously been disclosed by the Company to Parent.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the shareholders of the Company shall have approved the Merger Agreement (provided that Parent and the Offeror vote all of their shares of Company Capital Stock entitled to vote thereon in favor of the Merger); (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect (provided that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered); (c) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer (this condition being deemed satisfied with respect to the obligations of Parent or the Offeror if the Offeror fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of the Merger Agreement); and (d) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the shareholders of the Company: (a) by mutual written consent of Parent and the Company; (b) by either Parent or the Company: (i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in this Offer to Purchase (see Section 15), the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer or (y) all of the conditions to the Offer set forth in this Offer to Purchase have not been satisfied prior to

June 30, 1997 or such later date as the parties may agree to (provided that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition to the Offer or if the failure of such condition to the Offer results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party); or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to lift or vacate such order, decree or ruling; (c) by Parent or the Offeror prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition
(d) or (e) described below in Section 15 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company; (d) by Parent or the Offeror if either Parent or the Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) described below in Section 15; (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and the Board of Directors of the Company determines in good faith based on the advice of its outside counsel that termination of the Merger Agreement is necessary in order to comply with its fiduciary duties under applicable law; (f) by the Company, if (i) any of the representations or warranties of Parent or the Offeror set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or the Offeror shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or the Offeror to be performed or complied with by it under the Merger Agreement and, in the case of
(i) or (ii), such untruth or incorrectness or failure cannot be or has not been cured within 20 days after the giving of written notice to Parent or the Offeror, as applicable; or (g) by the Company, if the Offer has not been timely commenced. Notwithstanding the foregoing, the Company may not terminate the Merger Agreement pursuant to clause (e) unless and until five business days have elapsed following delivery to Parent of a written notice (a "Section 9.1(e) Notice") of the conclusion by the Board of Directors of the Company described in clause (e) and, during such five business day period, the Company has cooperated fully with Parent, including, without limitation, informing Parent of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected. Furthermore, the Company may not terminate the Merger Agreement pursuant to clause (e) unless at the end of such five business day period the Board of Directors of the Company continues reasonably to believe its prior conclusion that the Takeover Proposal constitutes a Superior Proposal and simultaneously with such termination the Company pays to Parent the expenses described below. In connection with the foregoing, the Offeror is required to extend the Offer (i) by the earlier of seven business days following a Section 9.1(e) Notice or the termination by the Company under clause (e) above and (ii) by up to two business days following the 20-day cure period described in clause (c) above. In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall forthwith become void (except for certain specified provisions, including those pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and the Offer and the Merger terminated and abandoned and there shall be no liability or obligation on the part of Parent, the Offeror or the Company or their respective officers, directors, employees or agents, other than for liability for any willful or bad faith breach.

  Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred by a party to the Merger Agreement in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

  The Company has agreed in the Merger Agreement that it will pay, or cause to be paid, to Parent, up to $1,750,000 of Expenses (as defined herein) if: (i) Parent or the Offeror terminates the Merger Agreement under clause (d) set forth above under "Termination"; or (ii) the Company terminates the Merger Agreement pursuant to clause (e) set forth above under "Termination". "Expenses" means documented out-of-pocket fees and expenses reasonably incurred or paid by or on behalf of Parent or its subsidiaries in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent or any of its subsidiaries.

  If Expenses are payable, or have been paid, as described in the preceding paragraph and within 365 days after a termination described in such paragraph a Takeover Proposal with a third party is consummated (other than a Takeover Proposal relating to the sale of all or substantially all of the Company's transportation products group), the Company has agreed to pay to Parent, simultaneously with the consummation of such Takeover Proposal, by the additional sum of $9,000,000.

 Asset Purchase Agreement

  Sale and Purchase of Assets; Consideration. In the Asset Purchase Agreement, the Company and certain of its domestic subsidiaries (the "Sellers") have agreed to sell to Kuhlman, and Kuhlman has agreed to purchase from Sellers, on the terms and subject to the conditions set forth therein, all right, title and interest that Sellers possess and have the right to transfer in all of the properties, assets, rights, claims and goodwill relating exclusively to the business of the TPG (the "Business"), including all of the outstanding capital stock owned by the Company in certain foreign subsidiaries constituting part of the TPG (the "Foreign Subsidiaries") (collectively the "Purchased Assets"). As consideration for the transfer of the Purchased Assets and Sellers' other undertakings in the Asset Purchase Agreement, including certain restrictive covenants, Kuhlman has agreed to pay to Sellers at closing $86,000,000 in cash. As additional consideration for the transfer of the Purchased Assets and Sellers' other undertakings in the Asset Purchase Agreement, Kuhlman has agreed to assume and fully pay, satisfy and discharge when due (other than in the case of any good faith disputes) all of Sellers' respective liabilities and obligations to the extent relating to the Business other than specified liabilities expressly excluded in the Asset Purchase Agreement.

  Representations and Warranties. The Asset Purchase Agreement contains customary representations and warranties of Sellers with respect to the Business. The representations and warranties of Sellers relate to, among other things: Sellers' organization and qualification and authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby; the absence of conflicts and required consents and approvals; filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under those acts); the absence of any material adverse change; litigation; compliance with laws; tax matters; termination, severance and employment agreements; employee benefit plans; environmental matters; labor matters; title to the Purchased Assets; real property; intellectual property; material contracts; and broker's fees.

  The Asset Purchase Agreement also contains customary representations and warranties of Kuhlman with respect to, among other things: Kuhlman's organization and authority to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby; the absence of potential conflicts and required consents and approvals; broker's fees; acceptance of the Purchased Assets; and financing.

  Survival of Representations, Warranties and Covenants. None of the representations or warranties of Sellers and Kuhlman in the Asset Purchase Agreement will survive the closing, other than Sellers' representations and warranties with respect to broker's fees, title to the Purchased Assets and authority to enter into and consummate the transactions contemplated by the Asset Purchase Agreement, which will survive forever. The post-closing covenants and agreements of the parties, including the indemnification covenants described in "Indemnification" below, will survive the closing without limitation, except for those that, by their terms, contemplate a shorter survival period. Except for the covenants and agreements of Sellers described in "Interim Operations of Sellers" below, which will survive for two years after the closing, all pre-closing covenants and agreements of the parties will not survive the closing.

  Interim Operations of Sellers. The Asset Purchase Agreement provides that, except as contemplated thereby or as expressly agreed to in writing by Kuhlman, during the period from the date of the Asset Purchase Agreement to the closing: (i) each Seller will conduct its operations relating to the Business in the ordinary course of business consistent with past practices;
(ii) each Seller will exercise its reasonable best efforts to preserve intact the present business organizations and personnel relating to the Business, preserve the present goodwill of the Business with all persons having business dealings with it and comply with all laws applicable to the conduct of the Business; (iii) Sellers will not take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of Sellers contained in the Asset Purchase Agreement untrue or incorrect in any material respect as of the date when made; and (iv) the Foreign Subsidiaries will not transfer any cash or cash equivalents to the Company.

  Termination. The Asset Purchase Agreement may be terminated: (i) by either the Company or Kuhlman if a court or other governmental body has taken action to prohibit the transactions contemplated thereby or if the transactions contemplated by the Asset Purchase Agreement have not closed by June 30, 1997;
(ii) by Kuhlman upon certain breaches of the Asset Purchase Agreement by Sellers, following notice to, and an opportunity to cure such breaches by, the Company; (iii) by the Company upon certain breaches of the Asset Purchase Agreement by Kuhlman, following notice to, and an opportunity to cure such breaches by, Kuhlman; and (iv) by the Company if the Merger Agreement is terminated for any reason. If the Company terminates the Asset Purchase Agreement pursuant to the immediately preceding clause (iv), it has agreed to pay Kuhlman the sum of $100,000 within three business days of termination, provided that Kuhlman is not in material breach of its representations, warranties or obligations under the Asset Purchase Agreement.

  Restrictive Covenants. Subject to certain exceptions, Sellers and their respective subsidiaries have agreed not to compete with the Business or solicit, divert or accept orders from certain customers of the Business for five years following the closing of the transactions contemplated by the Asset Purchase Agreement. In addition, Sellers and their respective subsidiaries have agreed not to solicit certain employees of the Business for three years following the closing. The foregoing covenants will not restrict the right of a Seller or any subsidiary to own up to 5% of the outstanding capital stock of certain publicly traded companies or to acquire a business any unit of which engages in any activity restricted by the foregoing covenants, provided that not more than 15% of the consolidated revenues of the acquired business is derived from the unit and the acquired business divests itself of the unit within one year after the purchase. The Parent has entered into a Joinder dated February 2, 1997 under which it agrees, effective as of the consummation of the Offer, to be responsible for Sellers' compliance with the restrictive covenants described above. A copy of the Joinder is filed as an exhibit to the
Schedule 14D-1.

  Conditions to the Transaction. The obligations of the parties to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of certain conditions, including that no statutes, rules, regulations or actions by governmental authorities must have been enacted or taken that make illegal or prohibit the consummation of such transactions or otherwise would materially adversely affect the Business. The obligations of Kuhlman to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of certain additional conditions, including that Sellers are not in breach of their representations, warranties or covenants under the Asset Purchase Agreement (subject to certain materiality standards and cure periods) and the absence of certain developments with respect to the Business that have had or may reasonably be expected to have a material adverse effect on the Business. The obligation of Sellers to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of certain additional conditions, including that Kuhlman is not in breach of its representations, warranties or covenants under the Asset Purchase Agreement (subject to certain materiality standards and cure periods) and that the Offer must have been consummated.

  Indemnification. Sellers have agreed to defend, indemnify and hold harmless Kuhlman and certain related parties against certain losses and expenses resulting from or relating to, among other things: (i) any breach of any representation, warranty, covenant or agreement made by Sellers in the Asset Purchase Agreement that survives the closing or any breach or nonperformance of any agreement entered into by any Seller at closing; and (ii) any liabilities of Sellers not assumed by Kuhlman pursuant to the Asset Purchase Agreement.

  Kuhlman has agreed to defend, indemnify and hold harmless each Seller and certain related parties against certain losses and expenses resulting from or relating to, among other things: (i) any breach or nonperformance of any covenant or agreement made by Kuhlman in the Asset Purchase Agreement that survives the closing or any agreement entered into by Kuhlman at closing; (ii) liabilities assumed by Kuhlman in the Asset Purchase Agreement, and (iii) the conduct of the Business and the use of the Purchased Assets after closing.

  The Asset Purchase Agreement limits in certain respects the indemnification obligations of Sellers. In particular, except with respect to post-closing covenants and agreements of Sellers and other limited matters set forth in the Asset Purchase Agreement, Sellers will not be liable to Kuhlman for any indemnification claims until the aggregate amount of the claims exceeds $500,000 (the "Basket Amount"), and upon reaching the Basket Amount Sellers will be liable to Kuhlman for all indemnification claims in excess of the Basket Amount up to a maximum aggregate amount of $8,000,000.

  Parent has entered into a Joinder dated February 2, 1997 under which it agrees, effective as of the consummation of the Offer, to be responsible for Sellers' performance of their indemnification obligations under the Asset Purchase Agreement.

 Consulting Agreements

  Upon consummation of the Offer, Parent has agreed to engage Mr. Kempton, Peter W. Gravelle, President and Chief Operating Officer of the Company, and Timothy D. Peterson, Vice President, Marketing and International of the Company (the "Consultants"), to act as consultants to Parent with respect to Parent's operations and business development activities. In connection with their engagement by Parent, the Consultants have agreed to refrain from engaging in any activity in competition with Parent and to provide certain consulting services for Parent. Under such consulting and noncompetition agreements, Mr. Kempton will receive $49,400 per month for 36 months, Mr. Gravelle will receive $44,600 per month for 72 months and Mr. Peterson will receive $14,100 per month for 72 months.

14. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement until the time Parent's designees shall constitute a majority of the Board of Directors of the Company, (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than regular quarterly dividends of not more than $0.165 per share on the Common Stock and regular semiannual dividends of not more than $0.975 per share on the ESOP Preferred Stock, in each case declared and paid on dates consistent with past practice), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except the issuance of shares of Common Stock upon conversion of any share of ESOP Preferred Stock in accordance with the terms thereof, or (z) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, purchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or (b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement or the issuance of shares of Common Stock upon the exercise of stock options of the Company outstanding on the date of the Merger Agreement in accordance with their current terms and the issuance of shares of Common Stock upon the conversion of shares of ESOP Preferred Stock in accordance with the terms thereof).

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

  Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the outstanding shares of the Company Capital Stock at the Expiration Date (assuming the exercise of all options to purchase shares of the Company Capital Stock outstanding at the Expiration Date), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated, (iii) the Company and Kuhlman shall have consummated the transactions contemplated by the Asset Purchase Agreement, or Kuhlman shall have waived any conditions to consummate the Asset Purchase Agreement, agreeing to consummate the transactions contemplated thereby contemporaneously with or immediately following the consummation of the Offer, and (iv) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer all outstanding shares of ESOP Preferred Stock, unless the Company shall have called all outstanding shares of ESOP Preferred Stock for redemption on a date that is not later than one business day after the consummation of the Offer. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

    (a) there shall be instituted by any governmental entity and pending as of the Expiration Date any suit, action or proceeding (i) seeking to prohibit or limit the acquisition by Parent or the Offeror of any Shares pursuant to the Offer, seeking to prohibit or limit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Asset Purchase Agreement, or seeking to obtain from the Company, Parent or the Offeror any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Parent or the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, or (iv) prohibiting Parent or any of its subsidiaries from effectively controlling any material portion of the business or operations of the Company or its subsidiaries (provided, that, in the case of clauses
  (i) through (iv) above, Parent shall have used its reasonable best efforts to resolve or eliminate same);

    (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any governmental entity, any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer, the Merger or the transactions contemplated by the Asset Purchase Agreement of applicable waiting periods under the HSR Act, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal;

    (d) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any respect, in each case as if such representations and warranties were made as of such time, except for (i) failures to be true and correct that would not reasonably be expected to result in a material adverse effect on the Company and (ii) failures to comply that are capable of being and are cured within 20 days after written notice from Parent to the Company of such failure (in which case Parent has agreed to and to cause the Offeror to, extend the Expiration Date to two business days following the end of such cure period or, if earlier, the date of cure, unless the Offer would otherwise not expire prior thereto);

    (e) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, except for (i) failures to so perform or comply that would not reasonably be expected to result in a material adverse effect on the Company and (ii) failures to perform or comply that are capable of being and are cured within 20 days after written notice from Parent to the Company of such failure (in which case Parent has agreed to, and to cause the Offeror to, extend the Expiration Date to two business days following the end of such cure period or, if earlier, the date of cure, unless the Offer would otherwise not expire prior thereto);

    (f) there shall have occurred and be continuing as of the Expiration Date
  (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or the Offerer's ability to complete the Offer or the Merger, or (v) in case of any of the foregoing existing on the date of the Merger Agreement, material acceleration or worsening thereof which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or the Offeror's ability to complete the Offer or the Merger; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions, other than the Minimum Condition, are for the sole benefit of Parent and the Offeror and may, subject to the terms of the Merger Agreement, be waived by Parent and the Offeror in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. THE COMPANY EMPLOYEE STOCK OWNERSHIP PLAN.

  As the holder of record of the Shares owned by the ESOP and pursuant to the terms of the ESOP, the trustee of the ESOP (the "ESOP Trustee") has the power to tender to the Offeror the Shares owned by the ESOP and the power to exercise with respect to the Merger any voting rights with respect to any Shares owned by the ESOP that are not tendered. The terms of the ESOP also provide that each participant or beneficiary in the ESOP (a "Participant") can direct the ESOP Trustee (i) whether to tender to the Offeror the Shares owned by the ESOP that are allocated to that Participant's accounts under the ESOP, and (ii) as to the manner in which any voting rights with respect to the Merger are to be exercised with respect to any such Shares that are not tendered. The terms of the ESOP also provide that (i) the extent to which the ESOP Trustee tenders to the Offeror the Shares owned by the ESOP that are not allocated to Participants' accounts ("Unallocated ESOP Shares"), and (ii) the manner in which any voting rights with respect to the Merger are to be exercised with respect to such Shares that are not tendered and with respect to allocated ESOP Shares that are not tendered for which no voting directions are given by the Participants to whose accounts such Shares are allocated, are to be determined by directions provided to the ESOP Trustee by the Participants for those purposes, subject to certain conditions and limitations. The terms of the ESOP provide that the ESOP Trustee will follow the directions of Participants described above regarding the tender and voting of Shares owned by the ESOP to the extent consistent with applicable law. The terms of the ESOP provide that if the ESOP Trustee determines that applicable law provides that the ESOP Trustee cannot follow the directions of Participants as to whether to tender to the Offeror any Shares owned by the ESOP, or as to the extent to which any voting rights with respect to the Merger are to be exercised with respect to any Shares owned by the ESOP that are not tendered, the ESOP Trustee shall decide whether such Shares shall be tendered and shall decide the extent to which such voting rights shall be exercised with respect to such Shares.

  The ESOP provides that the cash received by the ESOP pursuant to the Offer or the Merger with respect to Shares allocated to a Participant's accounts under the ESOP will be allocated to such accounts. The ESOP and the Exempt Loan Agreement dated February 24, 1989 between the ESOP Trustee and the Company also provide that cash received by the ESOP Trust pursuant to the Offer or the Merger with respect to the Unallocated ESOP Shares will first be used to repay the ESOP's outstanding indebtedness incurred during 1989 to purchase ESOP Preferred Stock. Under the terms of the ESOP, the remainder of such cash received with respect to Unallocated ESOP Shares, which Parent and the Offeror expect to be approximately $2 to $3 million (assuming the consummation of the Offer and the Merger), is considered investment earnings and gains of Participants' ESOP accounts and is allocable to Participants' accounts under the ESOP in proportion to the relative portions of such accounts attributable to the Shares purchased by the ESOP in 1989.

  The National Office of the Internal Revenue Service has on several recent occasions issued private letter rulings to other taxpayers stating that the limitations of Code section 415 apply to allocations to participant accounts of a portion of the proceeds from the sale of unallocated shares held by an employee stock ownership plan remaining after the repayment of an exempt loan to the plan. If determined to be applicable with respect to a portion of the remainder of the cash received by the ESOP with respect to Unallocated ESOP Shares (the "Restricted Amount"), Code section 415 would limit the portion of the Restricted Amount allocable to a Participant for any plan year to the lesser of (i) 25% of the Participant's taxable compensation for such year from the Company (and its affiliates) and (ii) $30,000, in either case reduced by any contributions made for such year by or for the Participant to the ESOP or any other qualified defined contribution plan maintained by the Company (or an affiliate of the Company). Thus, if the limitations of Code section 415 are determined to apply to allocations of the Restricted Amount, it may not be possible to allocate fully the Restricted Amount to Participants' accounts in any one year and, therefore, some of the Restricted Amount might have to be allocated to Participants' accounts in one or more subsequent years. If this were to occur, only Participants who remain employed by and receive taxable compensation from the Surviving Corporation (or an affiliate of the Surviving Corporation) during the plan years when such allocations are made will share in such allocations.

  It is also possible that the Internal Revenue Service may take the position that the Restricted Amount must be allocated among Participants' accounts on a basis different from that provided in the ESOP plan documents, such as in proportion to Participants' relative amounts of compensation.

  In order to resolve any issues relating to the allocation of the Restricted Amount, the Surviving Corporation may request a determination letter from the Internal Revenue Service that such allocations do not adversely affect the ESOP's status as a qualified plan under section 401(a) of the Code.

  In the event that such a determination is requested and the Internal Revenue Service does not issue a favorable determination letter relating to the allocation of the Restricted Amount, Kuhlman has the right under the Asset Purchase Agreement to request that the account balances of TPG Participants under the ESOP and the portion of the Restricted Amount attributable to such Participants be transferred to a separate plan the sponsorship of which will be assumed by Kuhlman for the benefit of the TPG Participants.

  Following the Merger, the ESOP will no longer own or invest in Shares and contributions to the ESOP will be discontinued. It is anticipated that, as soon as reasonably practicable after the Merger, the ESOP will be merged into another qualified defined contribution plan of the Surviving Corporation, Parent or an affiliate of Parent. None of the Offer, the Merger, discontinuance of contributions or merger of the ESOP into another plan will by themselves cause or accelerate the distribution of benefits from the ESOP to the Participants.

  Generally, a distribution from the ESOP or any successor plan will be subject to ordinary income tax and may be subject to an additional 10% tax if the Participant has not attained age 59 1/2. Such taxes do not apply if the distribution is "rolled over," within 60 days of the date the distribution is made, to another qualified plan or to an individual retirement account (an "IRA"), but will apply upon any subsequent distribution from such other plan or IRA.

  Because Participants will no longer be entitled to distributions from the ESOP in the form of Shares, the special income tax rules relating to "net unrealized appreciation" in Shares distributed from the ESOP will no longer be available.

17. CERTAIN LEGAL MATTERS.

  Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  U. S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by the Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent made such a filing on February 4, 1997 and, accordingly, the initial waiting period will expire on February 19, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

  Under the provisions of the HSR Act, the acquisition of the TPG Assets under the Asset Purchase Agreement may be consummated following the expiration of a 30-day waiting period following the filing by Kuhlman of a Premerger Notification and Report Form with respect to that transaction, unless Kuhlman receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Kuhlman made such a filing on February 6, 1997 and, accordingly, the initial waiting period will expire on March 8, 1997. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the sale of the TPG Assets, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger or the sale of the TPG Assets pursuant to the Asset Purchase Agreement on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  Michigan State Takeover Laws. Chapter 7A of the Michigan BCA (the "Michigan Business Combination Law") requires two supermajority votes for certain "business combinations" (including certain mergers, consolidations, share exchanges, sales or dispositions of assets, issuances of stock, liquidations and reclassifications) between a Michigan corporation and any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 10 percent or more of the voting power of the outstanding voting shares of the corporation or an affiliate of the corporation that, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the corporation's then outstanding voting shares). The requirement of two supermajority votes for approval of a business combination will lapse five years after the most recent date on which the interested shareholder became an interested shareholder if, among other conditions, the corporation's common shareholders receive a minimum price (as calculated pursuant to the Michigan
BCA) for their shares in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of the Michigan BCA do not apply to a business combination with an interested shareholder that is approved or exempted from the supermajority vote requirements by the board of directors of the corporation prior to the date on which the interested shareholder became such. The Company's Board of Directors has approved the Offer, the Merger, the Merger Agreement and the Asset Purchase Agreement. Accordingly, the Michigan Business Combination Law is inapplicable to the Offer, the Merger or the transactions contemplated by the Merger Agreement or the Asset Purchase Agreement.

  Chapter 7B of the Michigan BCA (the "Michigan Control Share Act") generally prohibits an acquiring person from voting control shares (as defined herein) of a Michigan issuing public corporation acquired pursuant to a control share acquisition (as defined herein), unless voting rights for such shares shall have been approved by the shareholders of the corporation by the affirmative vote of a majority of all votes entitled to be cast (other than interested shares, as defined herein) or unless the shares are acquired pursuant to a merger agreement with the corporation or the corporation's charter or by-laws contain a provision, adopted prior to the acquisition, permitting the acquisition of such shares. "Control shares" generally mean shares of a corporation acquired by a person within any of the following ranges of voting power: (i) one-fifth or more, but less than one-third of all voting power; (ii) one-third or more, but less than a majority of all voting power; or (iii) a majority or more of all voting power. "Control share acquisition" generally means the acquisition of ownership of, or the power to direct the exercise of voting power with respect to, control shares, but does not include the acquisition of shares in a merger, consolidation or share exchange to which the corporation is a party. "Interested shares" generally mean shares of a corporation in respect of which an acquiring person, an officer of the corporation or an employee of the corporation who is also a director of the corporation, is entitled to exercise voting power in the election of directors. The Company's Board of Directors has adopted an amendment to the Company's By-laws that exempts from the Michigan Control Share Act any acquisition of shares of capital stock of the Company, including acquisitions by the Offeror in connection with the transactions contemplated by the Merger Agreement.

  Other State Takeover Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See
Section 15.

  Certain Charter and By-law Provisions. The Company's Charter and By-laws contain certain provisions that may delay, defer or prevent a takeover of the Company, including Article X of the Charter, which requires a supermajority vote of the shareholders of the Company to approve certain business combination transactions, and Article XII of the Charter, which also requires a supermajority vote of the shareholders of the Company on certain business combination transactions unless the transaction satisfies certain "fair price" provisions. The Company's Board of Directors has approved the Offer, the Merger and the Merger Agreement. Accordingly, the provisions of Articles X and XII of the Charter, by their terms, are not applicable to the Offer, the Merger or the Merger Agreement.

  Rights Agreement. The Rights Agreement contains certain provisions that may delay, defer or prevent a takeover of the Company. In connection with the Merger Agreement, the Company's Board of Directors has amended the Rights Agreement to provide that such provisions will not apply to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

18. FEES AND EXPENSES.

  Neither the Offeror nor Parent, nor any officer, director, shareholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  Morgan Stanley is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Parent and the Offeror in connection with the Offer. Parent has agreed to pay Morgan Stanley reasonable and customary compensation for such services. In addition, Parent has agreed to reimburse Morgan Stanley for its out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of its counsel, and has agreed to indemnify Morgan Stanley against certain liabilities and expenses, including under the federal securities laws.

  In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of February 4, 1997, Morgan Stanley had a long position of 7,300 shares of Common Stock held for its own account and did not maintain a short position.

  The Offeror has retained Morrow & Co., Inc. as Information Agent and First Chicago Trust Company of New York as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares.

19. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

  The Offeror and Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. The
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          K Acquisition Corp.

February 7, 1997

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
              AND EXECUTIVE OFFICERS OF THE PARENT AND THE OFFEROR

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below are the name, current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) of each director and executive officer of Parent. Years of service as a director or executive officer of Parent may include service prior to April 14, 1989, on which date Parent was spun-off from Household International, Inc. ("Household") through the issuance to Household shareholders of one share of Parent common stock for every five shares of Household common stock then outstanding. Unless otherwise indicated, each such person's business address is 775 Corporate Woods Parkway, Vernon Hills, Illinois 60061. All persons listed below are citizens of the United States of America, except for Messrs. Lanzani, Faenza and Palmieri, who are citizens of Italy, Mr. Klein, who is a citizen of Germany, and Michael de St. Paer, who is a citizen of the United Kingdom.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                  MATERIAL
NAME                                POSITIONS HELD DURING PAST FIVE YEARS
----                           ----------------------------------------------
Richard C. Osborne.......... Mr. Osborne is Chairman of the Board of Parent and
                             has held that position since May 1991. He is also
                             President, Chief Executive Officer and a director
                             of Parent and has held those positions since April
                             1989.
Paolo Faenza................ Mr. Faenza is General Manager, Castel MAC, and has
Via del Lavoro, 9            held that position since 1986.
31033 Castelfranco
Veneto, Italy
Richard M. Holden........... Mr. Holden is Vice President--Human Resources of
                             Parent and has held that position since January
                             1990.
Donald D. Holmes............ Mr. Holmes is Vice President--Finance and
                             Secretary of Parent and has held those positions
                             since April 1989.
Christopher D. Hughes....... Mr. Hughes is a Vice President of Parent and has
2007 Royal Lane              held that position since June 1994. Mr. Hughes is
Dallas, Texas 75229          also President of Booth, Inc., a wholly owned
                             subsidiary of Parent, and has held that position
                             since May 1994. From 1993 to May 1994, he was Vice
                             President/General Manager of the Central and
                             Western Transit Operations of Morrison Knudsen
                             Corporation, a division engaged in the business of
                             assembling new and overhauling used passenger rail
                             cars. From 1991 to 1993, Mr. Hughes was Vice
                             President of Operations of Scotsman Ice Systems
                             and Parent's former Glenco-Star division. From
                             1989 to 1991, he was President of Parent's former
                             Halsey Taylor/Consumer Products Division.
Ludwig H. Klein............. Mr. Klein is a Vice President of Parent and has
Otto-Hahn-Strabe 4           held that position since February 1996. Mr. Klein
D-42477 Radevormward,        is also Managing Director of Hartek Beverage
Germany                      Handling GmbH and Hartek Awagem Vertriebsges
                             m.b.H., each a wholly owned European

                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                               MATERIAL
NAME                             POSITIONS HELD DURING PAST FIVE YEARS
----                        ----------------------------------------------
                          subsidiary of Parent (collectively, "Hartek") and
                          has held that position since February 1995. From
                          June 1994 until February 1995, he worked as an
                          independent consultant and provided, during that
                          period, consulting services to Hartek and in the
                          capital goods industry. From July 1986 until June
                          1994, Mr. Klein held the position of General
                          Manager of Haacon Hebetechnik GmbH, a manufacturer
                          of industrial lifting equipment.
Emanuele Lanzani........  Mr. Lanzani is an Executive Vice President of
Vio Puccini 22            Parent and has held that position since April
20010 Bettollino di       1989. He is also the Managing Director, Frimont
Pogliano                  S.p.A. ("Frimont") and Castel MAC S.p.A. ("Castel
Milan, Italy              MAC"), each a wholly owned Italian subsidiary of
                          Parent. Mr. Lanzani has been Managing Director of
                          Castel MAC since its acquisition by a wholly owned
                          subsidiary of Household in October 1985 and has
                          been Managing Director of Frimont since 1968.
Gerardo Palmieri........  Mr. Palmieri is Director--Sales and Marketing,
Via Puccini 22            Frimont, and has held that position since 1980.
20010 Bettolino di
Pogliano
Milan, Italy
Randall C. Rossi........  Mr. Rossi is a Vice President of Parent and has
                          held that position since January 1995. Mr. Rossi
                          is also President of Scotsman Ice Systems and has
                          held that position since January 1995. From
                          January 1994 to January 1995, he was an Executive
                          Vice President of Scotsman Ice Systems. From 1989
                          to January 1994, he was Vice President--Sales and
                          Marketing of Scotsman Ice Systems.
William J. Rotenberry...  Mr. Rotenberry is Vice President--Business
                          Development of Parent, has been employed by Parent
                          since January 1996 and became a Vice President of
                          Parent in February 1996. From 1990 until January
                          1996, he was Director of Corporate Development for
                          Joslyn Corporation, a diversified manufacturer.
Michael de St. Paer.....  Mr. de St. Paer is a Vice President of Parent and
Chancel Way               has held that position since April 1994. Mr. de
Halesowen Industrial      St. Paer is also Managing Director of Whitlenge
Park                      Drink Equipment Limited, a wholly owned European
Halesowen, West Midlands  subsidiary of Parent ("Whitlenge"), and has held
United Kingdom B62 85E    that position since April 1993. From June 1992 to
                          April 1993 he was Assistant Managing Director of
                          Whitlenge. From 1991 until June 1992, he was the
                          Managing Director and a Group Technical Director
                          of Hartek.
Donald C. Clark.........  Prior to his retirement in 1996, Mr. Clark was
One South Wacker Drive    Chairman of the Board of Household from 1984 to
Suite 1495                1996 and was Chief Executive Officer of Household
Chicago, Illinois 60606-  from 1982 to September 1994. Mr. Clark is also a
4616                      director of Ameritech Corporation and Warner-
                          Lambert Co.

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                   MATERIAL
NAME                                 POSITIONS HELD DURING PAST FIVE YEARS
----                            ----------------------------------------------
Timothy C. Collins........... Mr. Collins is Chief Executive Officer and Senior
712 Fifth Avenue              Managing Director of Ripplewood Holdings L.L.C.,
49th Floor                    an investment management company, and has held
New York, NY 10019            that position since October 1995. Mr. Collins was
                              Senior Managing Director of Onex Investment Corp.
                              (New York), a management company for the U.S.
                              investments of Onex Corporation, an Ontario
                              corporation from 1990 to October 1995. He also
                              serves on the board of directors of the
                              Metropolitan New York YMCA. He has been a director
                              of Parent since April 1994.

Frank W. Considine........... Mr. Considine is Honorary Chairman of the Board,
One First National Plaza      Chairman of the Executive Committee and a director
Suite 2530                    of American National Can Company, a packaging
Chicago, Illinois 60603       manufacturer. He was Chairman of the Board of
                              American National Can Company from 1983 to 1990,
                              President from 1969 to 1988 and Chief Executive
                              Officer from 1973 to 1988. Mr. Considine is a
                              director of IMC Global, Inc. and Pechiney
                              International, S.A. Mr. Considine is also Chairman
                              of the Board of Trustees of Loyola University,
                              Chicago, and serves on the Board of Trustees of
                              the Field Museum of Natural History, Chicago. Mr.
                              Considine has been a director of Parent since
                              April 1989.
Matthew O. Diggs, Jr......... Mr. Diggs is the Chief Executive Officer of The
1630 Kettering Tower          Diggs Group, a New York general partnership that
Dayton, Ohio 45423            provides investment banking services, and has held
                              that position since 1990. From 1987 to 1990, Mr.
                              Diggs was Vice Chairman of Copeland Corporation, a
                              refrigerator compressor manufacturer, having
                              served as President and Chief Executive Officer of
                              Copeland Corporation from 1975 to 1987. Mr. Diggs
                              is a director of Bank One Dayton NA and Tower
                              Automotive Inc. and serves as a trustee of Wright
                              State University and the Miami Valley School. He
                              has been a director of Parent since April 1994.
George D. Kennedy............ Mr. Kennedy was Chairman and a director of the
P.O. Box 559                  Mallinckrodt Group Inc., a producer of medical
Winnetka, Illinois 60093      products and chemicals, from 1991 until his
                              retirement in October 1994. He was Chairman and
                              Chief Executive Officer of Mallinckrodt Group Inc.
                              from 1986 to 1991. Mr. Kennedy is also a director
                              of Brunswick Corporation, Illinois Tool Works,
                              Inc., American National Can Company, Kemper
                              National Insurance Company and Stone Container
                              Corporation. He has been a director of Parent
                              since April 1989.
James J. O'Connor............ Mr. O'Connor is Chairman, Chief Executive Officer
One First National Plaza      and a director of Commonwealth Edison Company, an
P.O. Box 767                  electric utility company, and has held those
Chicago, Illinois 60690       positions since 1980. Mr. O'Connor has also been
                              the Chairman, Chief Executive Officer and a
                              director of Unicom Corporation, a holding company
                              for Commonwealth Edison Company, since 1994. Mr.
                              O'Connor is a director of Corning Incorporated,
                              First Chicago NBD Corporation, The First National
                              Bank of Chicago, Tribune

                              Company, UAL Inc. and American National Can
                              Company. He has been a director of Parent since
                              April 1989.
Robert G. Rettig............. Mr. Rettig is a consultant to Illinois Tool Works,
3600 West Lake Avenue         Inc., a manufacturer of industrial products and
Glenview, Illinois 60025      components, and a consultant to, and a director
                              of, The Tech Group, a custom molding company. He
                              was an Executive Vice President of Illinois Tool
                              Works, Inc. from 1983 to January 1990. Mr. Rettig
                              is also a director of Lawson Products, Inc. and
                              serves as a trustee of the Illinois Institute of
                              Technology. He has been a director of Parent since
                              April 1989.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Unless otherwise indicated, for each person identified below all information concerning the current business address, present principal occupation or employment and five-year employment history for such person is the same as the information given above. All persons listed below are citizens of the United States of America.

DIRECTORS

  Richard C. Osborne
  Donald D. Holmes
  Richard M. Holden

EXECUTIVE OFFICERS

  Richard C. Osborne, President and Chief Executive Officer
  Donald D. Holmes, Vice President--Treasurer and Secretary
  William J. Rotenberry, Vice President--Assistant Secretary and Assistant Treasurer

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         By Mail:                  By Hand:            By Overnight Courier:
   Tenders & Exchanges
                    First Chicago Trust Company of New York
                                                        Tenders & Exchanges
   P.O. Box 2569--Suite      Tenders & Exchanges           14 Wall Street
         4660-KYS          c/o The Depository Trust  8th Floor--Suite 4680-KYS
 Jersey City, New Jersey           Company               New York, New York
        07303-2569         55 Water Street, DTC TAD            10005
                          Vietnam Veterans Memorial
                                    Plaza
                           New York, New York 10041

                     Facsimile for Eligible Institutions:
                                (201) 222-4720
                                      or
                                (201) 222-4721

                             Confirm by Telephone:
                                (201) 222-4707

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                                909 3rd Avenue
                                  20th Floor
                           New York, New York 10022
                                (212) 754-8000
                           Toll Free: (800) 566-9061

            Banks and Brokerage Firms, please call: (800) 662-5200

                     The Dealer Manager for the Offer is:

                             MORGAN STANLEY & CO.
                                  Incorporated

                              One Financial Place
                           440 South LaSalle Street
                            Chicago, Illinois 60605
                                (312) 706-4424